Exhibit (e)(2)(i)

SCHEDULE A

Placement Agency Agreement

GMO TRUST

40 Rowes Wharf, Boston, MA 02110

# of Portfolios	Series	Class
1	GMO GAAR Implementation Fund
2	GMO High Quality Short-Duration Bond Fund	III, VI
3	GMO-Usonian Japan Value Creation Fund	III, IV, V, VI